Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125581

Prospectus Supplement dated January 20, 2006
(to Prospectus dated December 9, 2005)

17,000,000 Shares
Euro CurrencyShares

This Prospectus Supplement amends and supplements our prospectus dated December 9, 2005 (the ‘‘Prospectus’’) and should be read in conjunction with, and must be delivered with, the Prospectus.

Subsequent to the filing of the Prospectus, Goldman Sachs & Co. signed a Participant Agreement. The language in the Prospectus identifying parties who have executed Participant Agreements is replaced as follows.

Under the heading ‘‘Creation and Redemption of Shares’’ on page 31 of the Prospectus, the first full paragraph, third sentence states: ‘‘As of the date of this prospectus, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Lehman Brothers, Inc. and UBS Securities LLC has each signed a Participant Agreement, and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.’’

This sentence is hereby replaced with the following sentence: ‘‘As of January 20, 2006, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Goldman Sachs & Co., Lehman Brothers, Inc. and UBS Securities LLC has each signed a Participant Agreement, and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.’’

All of the other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is January 20, 2006